Immune Design Reports Second Quarter 2016 Financial Results
and Provides Corporate Update

Company conference call at 1:30 p.m. PT today

SEATTLE and SOUTH SAN FRANCISCO, August 9, 2016 - Immune Design (Nasdaq: IMDZ), a clinical-stage immunotherapy company focused on oncology, today reported financial results and a corporate update for the second quarter ended June 30, 2016.

“The positive data we presented during the second quarter provide a strong rationale for the continued advancement of our two lead programs, CMB305 and G100,” said Carlos Paya, M.D., Ph.D., President and Chief Executive Officer of Immune Design. “These two programs offer distinct approaches that use the patient’s immune system to fight cancer, and which are different from previous efforts in this field.”

Recent Highlights

Product Development Progress

Specific Antigen Approach: LV305/CMB305 and ZVex-Neo Programs

•	LV305/CMB305: Positive data in NY-ESO-1 Soft Tissue Sarcoma (STS) patients, Phase 2 combination study in collaboration with Genentech ongoing.
LV305: Positive PFS and OS data in STS

◦
Data from the single agent Phase 1 study in 24 patients with advanced or metastatic soft tissue sarcoma, which were presented at the 2016 American Society of Clinical Oncology (ASCO) annual meeting, revealed:

▪	clinical benefit for 58% of the patients in the form of partial response (PR) or stable disease (SD);

▪	median progression-free survival (PFS) of 4.6 months and a median overall survival (OS) that had not yet been reached, with 81% of the patients alive at one year; and

▪	very favorable safety profile, with no Grade 3/4 adverse events (AEs)

◦
We believe these data compare favorably with approved STS agents and further support the applicability of the mechanism of action of the Prime/Boost agent, CMB305, in STS, and as a potential first registration path for an Immune Design product.

CMB305: (1) positive STS signal in early look; and (2) randomized Phase 2 combination study with Genentech’s anti-PDL1 antibody, TECENTRIQ® (atezolizumab) ongoing in STS

◦	Early data from the single agent Phase 1 study in 14 patients with STS showed:

▪
the median OS had not been reached, with 93% of the patients alive at one year, and the median PFS was 5.5 months, both of which we believe compare favorably to approved chemotherapy agents for STS patients who have received at least one or more prior therapies;

▪	a favorable safety profile, with only Grade 1/2 AEs; and

▪	a deeper immune response than seen in the LV305 Phase 1 study, including a trend of increased T cell clonality.

◦	A randomized 80-patient Phase 2 study of CMB305 with or without the anti-PD-L1 checkpoint inhibitor, atezolizumab, is ongoing in patients with STS

▪	Part 1 of the study included a safety run in, which was deemed favorable by an independent Data Monitoring Committee, allowing enrollment in part 2 of the study to commence.

•	ZVex-Neo: Neoantigen Collaboration with Gritstone Oncology

◦
In May 2016, Immune Design announced a collaboration with Gritstone Oncology to combine Immune Design’s ZVex® discovery platform with Gritstone’s proprietary genomics and proteomics platform for identification of patient-specific tumor antigens to develop neoantigen-based immunotherapies. The collaboration has commenced, with the intent to begin a study in patients with non-small cell lung cancer in 2017 in combination with a checkpoint inhibitor of the PD-1/PD-L1 axis.

Intratumoral Immune Activation Approach: Positive Clinical and Translational Data

•
G100: (1) positive final Phase 1 results in Merkel cell carcinoma (MCC); and (2) randomized Phase 2 combination with KEYTRUDA® (pembrolizumab) in follicular non-Hodgkin’s lymphoma (NHL) in collaboration with Merck is ongoing

◦	The final results of a 10-patient Phase 1 study of G100 administered intratumorally and combined with radiation in patients with MCC, which were presented at the ASCO annual meeting, revealed:

▪	a 50% overall response rate (ORR) per protocol, including one of the complete responses (CR) resulting from single agent G100 alone (no radiation);

▪	no treatment-related AEs were observed, and all AEs were grade 1/2; and

▪
analysis of the tumor microenvironment (TME) in G100-responding patients demonstrated the increase of innate immune molecules that favor (i) immune cell chemotaxis, (ii) increased NK cells and M1 macrophage markers, and (iii) dendritic cell antigen presentation and dynamics of adaptive immunity such as trafficking of CD8 and CD4 T cells from the stroma into the tumor bed, underscoring the transition to a “hot” tumor.

◦	A randomized Phase 2 study of G100 with low dose radiation, with Merck’s checkpoint inhibitor KEYTRUDA® (pembrolizumab) in NHL patients is ongoing.

▪
Part 1 (dose escalation of G100 without Keytruda) was deemed safe, allowing the move to Part 2 of the study, in which patients are randomized to receive Keytruda in combination with G100 and radiation or G100 and radiation alone.

Expansion of the Team

Susan L. Kelley M.D. Joins Board of Directors: Addition of Oncology Development Expertise

•	Dr. Susan L. Kelley joined the Immune Design Board in June 2016, and brings more than 25 years' experience in oncology and immunology drug development to the company.

Financial Results

Second Quarter

•
Immune Design ended the second quarter of 2016 with $92.6 million in cash, cash equivalents and short-term investments, compared to $112.9 million as of December 31, 2015. Net cash used in operations for the six months ended June 30, 2016 was $20.4 million.

•	Net loss and net loss per share for the second quarter of 2016 were $14.3 million and $0.71, respectively, compared to $10.5 million and $0.54, respectively, for the second quarter of 2015.

•
Revenue for the second quarter of 2016 was $1.1 million and was attributable primarily to the Sanofi G103 (HSV2 therapeutic vaccine) collaboration established in the fourth quarter of 2014 and GLA product sales to collaboration partners Medimmune/Astra Zeneca and Sanofi. Revenue for the second quarter of 2015 was $1.8 million and was attributable primarily to collaboration revenue associated with Sanofi G103 collaboration.

•
Research and development expenses for the second quarter of 2016 were $11.4 million, compared to $8.5 million for the second quarter of 2015. The $2.9 million increase was primarily attributable to continuing advancement of Immune Design’s ongoing research and development programs, including ongoing Phase 1 and Phase 2 clinical trials.

•
General and administrative expenses did not materially differ over the comparative periods. For the second quarter of 2016 general and administrative expenses were $3.9 million, compared to $3.8 million for the second quarter of 2015.

Year-to-Date

•	Net loss and net loss per share for the six months ended June 30, 2016 were $26.6 million and $1.32, respectively, compared to $19.9 million and $1.10, respectively, for the same period in 2015.

•
Revenue for the six months ended June 30, 2016 was $3.0 million and was attributable primarily to collaboration revenue associated with the Sanofi G103 collaboration established in the fourth quarter of 2014 and GLA product sales to collaboration partners. Revenue for the same period in 2015 was $3.7 million and was attributable primarily to collaboration revenue associated with the Sanofi G103 collaboration.

•
Research and development expenses for the six months ended June 30, 2016 were $22.0 million compared to $15.9 million for the same period in 2015. The $6.0 million increase was primarily attributable to continuing advancement of Immune Design’s ongoing research and development programs, including ongoing Phase 1 and Phase 2 clinical trials and an increase in personnel-related expenses to support the company’s advancing research and clinical pipeline.

•
General and administrative expenses did not materially differ over the comparative periods. For the six months ended June 30, 2016 general and administrative expenses were $7.9 million, compared to $7.6 million for the same period in 2015.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time to discuss the second quarter 2016 financial results and provide a corporate update.

The live call may be accessed by dialing 844-831-3023 for domestic callers and 920-663-6275 for international callers. A live webcast of the call will be available online from the investor relations section of the company website at http://ir.immunedesign.com/events.cfm and will be archived there for 90 days. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code: 59485872.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, the two-pronged focus of Immune Design's ongoing immuno-oncology clinical programs, are the product of its two synergistic discovery platforms, ZVex® and GLAASTM. Both ZVex and GLAAS also have potential applications in infectious disease and allergy as demonstrated by ongoing pharmaceutical collaborations. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing and scope of clinical trials for Immune Design’s product candidates and the reporting of clinical data regarding Immune Design’s product candidates. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Immune Design’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design Corp.
Selected Balance Sheet Data
(In Thousands)

	June 30, 2016	December 31, 2015
	(unaudited)
Cash and cash equivalents	$50,531	$112,921
Short-term investments	42,058	—
Total assets	97,791	116,145
Total current liabilities	10,664	7,111
Total stockholders' equity	87,064	108,993

Condensed Consolidated Statements of Operation and Other Comprehensive Loss Data
(In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
		(unaudited)
Revenues:
Product sales	$733	$19	$740	$108
Collaborative revenue	400	1,761	2,256	3,610
Total revenues	1,133	1,780	2,996	3,718
Operating expenses:
Cost of product sales	253	44	275	123
Research and development	11,386	8,483	21,956	15,946
General and administrative	3,948	3,778	7,862	7,580
Total operating expenses	15,587	12,305	30,093	23,649
Loss from operations	(14,454)	(10,525)	(27,097)	(19,931)
Interest and other income	107	8	456	8
Net loss	$(14,347)	$(10,517)	$(26,641)	$(19,923)
Other comprehensive income:
Unrealized gain on investments	10	—	30	0
Comprehensive loss	$(14,337)	$(10,517)	$(26,611)	$(19,923)
Basic and diluted net loss per share	$(0.71)	$(0.54)	$(1.32)	$(1.10)
Weighted-average shares used to compute basic and diluted net loss per share	20,155,410	19,356,404	20,154,306	18,174,611

Media Contact
Julie Rathbun
Rathbun Communications
julie@rathbuncomm.com
206-769-9219

Investor Contact
Shari Annes
Annes Associates
sannes@annesassociates.com
650-888-0902

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